Exhibit 10.12

Confidential Settlement Agreement and Mutual General Release

1.	Parties.

A. This Confidential Settlement Agreement & Mutual General Release (“Agreement”) is entered into this 5th day of April, 2011 between THE JOHN HENRY COMPANY and MULTI PACKAGING SOLUTIONS (hereinafter collectively referred to as “PLAINTIFFS”) on the one hand, and DAN WELTY, LORETTA O’CONNELL, STEPHANIE MICKELSON, KURT GONSALVES, (collectively referred to as “INDIVIDUAL DEFENDANTS”) and COLLOTYPE LABELS USA, INC. and MULTI-COLOR CORPORATION (collectively referred to as “CORPORATE DEFENDANTS”) on the other hand (the INDIVIDUAL DEFENDANTS and the CORPORATE DEFENDANTS are hereinafter collectively referred to as “DEFENDANTS”). The parties are sometimes collectively referred to as the “Settling Parties” and individually as a “Settling Party”. PLAINTIFFS are represented by Donna M. Rutter and Kristin L. Oliveira, of the law firm of Curiale, Hirschfeld, Kraemer LLP, San Francisco, California. CORPORATE DEFENDANTS are represented by Gregory Walsh, Paul G. Carey and Jennifer Phillips from the law firm of Dickenson, Peatman & Fogarty, Napa, California. The INDIVIDUAL DEFENDANTS are represented by Allan Gomes and Shane Anderies of the law firm of Anderies and Gomes, San Francisco, California.

2.	Claims.

A. On February 12, 2010, Defendants WELTY, MICKELSON, and O’CONNELL resigned their employment with Plaintiff JHC. Defendant GONSALVES resigned his employment with JHC in January 2010 (hereinafter, the “resignation(s)”).

B. All four INDIVIDUAL DEFENDANTS began working for CORPORATE DEFENDANTS following their resignations (hereinafter, the “hiring(s)”).

C. PLAINTIFFS claim, among other things, that the CORPORATE DEFENDANTS unlawfully hired the INDIVIDUAL DEFENDANTS, that the INDIVIDUAL DEFENDANTS improperly took confidential, proprietary and/or trade secret information from PLAINTIFFS, and that all DEFENDANTS used this information to unfairly compete with PLAINTIFFS.

D. On February 26, 2010, PLAINTIFFS JHC filed a complaint for damages and injunctive relief asserting various claims and causes of action against DEFENDANTS arising out of the above matters in the Superior Court in and for the County of Napa titled THE JOHN HENRY COMPANY v. DAN WELTY, et al. Case No. 26-51787 (hereinafter the “Action”).

E. DEFENDANTS deny all of PLAINTIFFS’ claims and allegations set forth above and in the Action.

F. On February 25, 2011, the Court continued the trial date in the Action and issued a preliminary injunction on stipulation of the parties prohibiting certain acts by DEFENDANTS as more specifically set forth in said stipulated preliminary injunction (hereinafter the “Injunction”).

G. The parties hereto recognize that they may have some other claims, demands or causes of action arising out of the matters released herein, against the persons or entities released herein, or any of them, of which they are unaware or unsuspecting at this time. It is the intention of the parties in executing this General Release that each of them shall hereinafter be prevented and deprived from asserting any such claims against any such persons released herein. In that regard, each of the parties hereto expressly waives the right to the benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each party hereby further acknowledges that the foregoing waiver of the provisions of Section 1542 of the California Civil Code was bargained for separately. The parties knowingly, voluntarily, intentionally and expressly waive any and all rights and benefits conferred by Section 1542, or by any law or any state or territory of the United States or any foreign country or principle of common law that is similar or analogous to Section 1542, and agree and acknowledge that this waiver is an essential term of this Settlement Agreement, without which the consideration herein would not have been given.

H. It is the intention of the parties hereto that the scope of the general release herein extend to the currently known, unknown, foreseen and unforeseen claims and allegations between them arising out of the facts, transactions and occurrences set forth above and in the Action.

3.	Consideration.

A. MULTI-COLOR CORPORATION shall pay to JOHN HENRY COMPANY the sum of two million eight hundred thousand dollars and no cents ($2,800,000.00). Payment shall be made by wire transfer within 1 day after full execution, and receipt by MULTI-COLOR CORPORATION, of: (i) this Agreement; (ii) an original of the attached Exhibit “A;” (iii) a form W-9 completed and signed by an authorized representative of the JOHN HENTRY COMPANY; and (iv) wire instructions for delivery of payment. Payment shall be evidenced by a form 1099 MISC.

B. All parties and their attorneys shall execute the Stipulation and Order Dismissing Case with Prejudice and Retaining Jurisdiction Pursuant to CCP Section 664.6 attached hereto as Exhibit “A,” and upon receipt by the JOHN HENRY COMPANY of the payment referred to above, counsel for the CORPORATE DEFENDANTS shall file that Stipulation and Order in the Action and the Injunction shall be deemed dissolved and of no further force or effect.

C. Upon execution of this Agreement, all physical property of PLAINTIFFS’ currently in the possession of the INDIVIDUAL DEFENDANTS’ attorneys shall be delivered to PLAINTIFFS’ attorneys at the offices of Curiale, Hirschfeld, Kraemer LLP, in San Francisco, and all of PLAINTIFFS’ electronic data in the possession of DEFENDANTS shall be deleted or destroyed as more specifically provided for in the attached Exhibit “B.”

D. DEFENDANTS shall not use any of the following items of PLAINTIFFS to contact PLAINTIFFS’ customers (as identified in Plaintiff’s Second Amended Code of Civil Procedure section 2019.210 disclosure) who are not already DEFENDANTS’ customers or to otherwise compete with PLAINTIFFS: customer list (as identified in PLAINTIFFS’ Second Amended Code of Civil Procedure section 2019.210 disclosure), customer contact information for customers identified on that list which is not otherwise publicly available or provided to DEFENDANTS by the customers; pricing models; profit and loss details for PLAINTIFFS’ digital label department; and information known only to PLAINTIFFS concerning its customers’ prior orders; whether any of the above information was obtained through hard copy or copied and stored electronically. Anything herein to the contrary notwithstanding, PLAINTIFFS’ right to file a motion pursuant to CCP SECTION 664.6, or a new action, for an alleged breach of the provisions of this paragraph 3.D shall expire at, and shall not survive beyond, 12 months from the date of execution of this Agreement by DEFENDANTS.

(i)	Anything to the contrary notwithstanding in the Stipulated Protective Order on file in the Action, to facilitate compliance with the provisions of paragraph 3.D, above, the parties expressly agree that DEFENDANTS may receive, review and retain a copy of PLAINTIFFS’ customer list produced with PLAINTIFFS’ Second Amended Code of Civil Procedure section 2019.210 disclosure, even though that list had previously been designated by PLAINTIFFS’ counsel as “Confidential - Attorney’s Eyes Only” at the time they produced it for DEFENDANTS’ counsel.

4. Confidentiality. Except as expressly permitted herein, this Agreement and the considerations therefore are confidential, and each party shall take every precaution to prevent disclosure of any such information to third parties. However, such information may be disclosed if the party disclosing it is required to do so by legal process and then the party required to make such disclosure shall take all reasonable steps to limit the nature and extent of such disclosure. Notwithstanding the above, the parties to this Agreement may: (a) disclose this Agreement to their respective attorneys, accountants and financial/tax advisors; (b) disclose to third parties, including but not limited to employees, customers, suppliers, experts and consultants in this matter, the fact that the dispute between them has been settled (but without disclosing any of the terms of the settlement); and (c) disclose this Agreement, to the extent required by law, to and as required by, the Internal Revenue Service, the Securities and Exchange Commission, and/or other state and federal governmental entities having jurisdiction over tax or corporate matters.

5. Release. Effective upon payment of the funds called for herein, PLAINTIFFS on the one hand and DEFENDANTS on the other hand, individually, for their assigns, successors and predecessors in interest, subsidiaries, agents, partners, employees, heirs, trustees, officers, directors, legal representatives and anyone claiming by, through or under such persons, does hereby and forevermore release, and forever discharge each other, individually, their assigns, successors and predecessors in interest, subsidiaries, partners, agents, employees, heirs, trustees, officers, directors, and legal representatives, and anyone claiming by, through or under such persons, from any and all claims, demands, causes of action, liabilities, damages, costs and expenses, attorneys’ fees, and/or other legal or equitable obligations of any kind or nature whatsoever, from the beginning of time to the date hereof, whether known or unknown, in law or in equity, whichever they, or any of them, may have had, may now have, or may hereinafter have on the basis of the parties’ actions and conduct existing as of the date of this Agreement, arising out of the claims as set forth in the Action, and/or in paragraph 2 of this Confidential Settlement Agreement and Mutual General Release.

6.	Warranty of Authority.

A. Each person who executes this Agreement on behalf of a corporation, partnership, joint venture, unincorporated association, trust, or any other entity represents and warrants to each party hereto that he or she has the authority of the shareholders or members of said entity to do so, or has the authority as trustee to bind any trust on whose behalf this Agreement is executed, and agrees to indemnify, defend and hold harmless each other party from any claim that such authority did not exist.

B. The parties each warrant and represent to the other that none of them has heretofore assigned or transferred or purported to assign or transfer to any person not a party hereto, any released matter or any part thereof, and each agrees to indemnify, defend and hold harmless the other from and against any claim based on, in connection with or arising out of any such assignment or transfer or purported or claimed assignment or transfer. The absence of any such assignment or transfer is a condition precedent to the enforceability of this Agreement, but this condition may be waived by the party who or which did not assign or transfer any such claim.

7. Representation of Comprehension of Document. In entering into this Agreement, the parties represent that they have relied upon the legal advice of their attorneys, who are the attorneys of their own choice. The parties further represent that the terms of this Agreement have been completely read by them and/or explained to them by their attorneys and that those terms are fully understood and voluntarily accepted by them.

8. Construction. Each party and/or counsel for each party have reviewed this Agreement and accordingly the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

9. Waiver of Costs. All parties hereto hereby waive any entitlement they may have to payment by any other party hereto of any or all costs and attorney’s fees incurred in the Action and in connection with the preparation of this Agreement.

10. No Admissions. This Confidential Settlement Agreement and Mutual General Release pertains to disputed claims and expressly does not constitute an admission of liability on the part of any party hereto.

11. Partial Invalidity. With the exception of paragraphs 2.G, 3, 4 and 5 of this Agreement, should any other part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portion of this Agreement without including such part, parts, or portions which may, for any reason, be hereinafter declared invalid.

12. Execution of Further Documents. Each party agrees, on the demand of the other, to execute or deliver any instrument, furnish any information or perform any other act necessary to carry out the provisions of this Agreement without undue delay or expense. Any party who fails to comply or unreasonably delays compliance with this paragraph shall reimburse the other party for any expenses, including attorneys’ fees or costs that as a result of such failure or delay have become reasonably necessary to carry out the provisions of this Agreement.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Attorneys’ Fees. In any action or arbitration to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover his/her/their reasonable attorney’s fees incurred therein and in any appeal or enforcement proceeding thereafter in addition to all other recoverable costs.

15. Choice of Law. This Agreement shall in all respects be interpreted, enforced, and governed under the internal laws (and not the law of conflict of laws) of the State of California.

16. Entire Agreement. This Agreement represents and contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and the same supersede any and all prior oral and written agreements and understandings between the parties. No representation, warranty, condition, understanding or agreement of any kind between the parties with respect to the subject matter hereof shall be relied upon by the parties unless the same is included herein. This Agreement may not be amended or modified except by an agreement in writing signed by the party against whom the enforcement of any modification or amendment is sought.

17. Binding on Successors and Assigns. Except as expressly provided herein to the contrary, this Agreement shall be binding on, and inure to the benefit of, the parties’ respective heirs, successors and assigns.

18. Captions; Pronouns; Miscellaneous. The paragraph titles or captions in this Agreement are for convenience only and shall not be deemed to be part of this Agreement. All pronouns and any variations of pronouns shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the parties may require. Whenever the terms referred to herein are singular, the same shall be deemed to mean the plural, as the context indicates, and vice versa.

19. Enforcement And Jurisdiction Under CCP §664.6. This Agreement shall be enforceable as a judgment pursuant to California Code of Civil Procedure (CCP) Section 664.6, and the Parties expressly agree that the Napa Superior Court shall retain jurisdiction to enforce this Agreement notwithstanding any voluntary or involuntary dismissal of the Action. The Parties further agree that after dismissal of the Action, if any Party desires to file a motion pursuant to Section 664.6, that Party may file such a motion simultaneously with the filing of an ex parte application for an order setting aside the dismissal. The Parties further agree that any such ex parte application may be brought without notice to the other Parties or their attorneys, provided the 664.6 motion is set for hearing with full notice as required by CCP Section 1005(b) and provided further that the order setting aside the dismissal is served with the Section 664.6 motion and all supporting papers by overnight mail or email on all counsel of record as of the time the dismissal is entered.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth below.

PLAINTIFFS:

THE JOHN HENRY COMPANY

Dated:	April 4, 2011	By:	/s/ William H. Hogan

			Name:	William H. Hogan

			Its:	Executive Vice President and Chief Financial Officer

MULTI PACKAGING SOLUTIONS

Dated:	April 4, 2011	By:	/s/ William H. Hogan

			Name:	William H. Hogan

			Its:	Executive Vice President and Chief Financial Officer

CORPORATE DEFENDANTS:

MULTI-COLOR CORPORATION

Dated:	April 5, 2011	By:	/s/ Nigel Vinecombe

			Name:	Nigel Vinecombe

			Its:	President and Chief Executive Officer

COLLOTYPE LABELS USA INC.

Dated:	April 5, 2011	By:	/s/ Nigel Vinecombe

			Name:	Nigel Vinecombe

			Its:	President and Chief Executive Officer

INDIVIDUAL DEFENDANTS:

Dated:	April 5, 2011	/s/ Dan Welty
DAN WELTY

Dated:	April 5, 2011	/s/ Stephanie Mickelson
STEPHANIE MICKELSON

Dated:	April 5, 2011	/s/ Loretta O’Connell
LORETTA O’CONNELL

Dated:	April 5, 2011	/s/ Kurt Gonsalves
KURT GONSALVES

APPROVED AS TO FORM:

	Dickenson, Peatman & Fogarty	Curiale, Hirschfeld, Kraemer LLP

By:	/s/ Paul G. Cary	By:	/s/ Donna Rutter
	Paul G. Carey, Attorneys		Donna Rutter, Attorneys
	for CORPORATE DEFENDANTS		for PLAINTIFFS

Anderies and Gomes

By:	/s/ Allen Gomes
Allan Gomes, Attorneys for INDIVIDUAL DEFENDANTS